Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

            AMENDMENT NO. 2 (this “Second Amendment”) dated as of September 29, 2006 to the Agreement and Plan of Merger dated as of March 14, 2006 (the “Initial Merger Agreement”) among Pharmos Corporation, a Nevada corporation (“Parent” or “Pharmos”), Vela Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Sub”), and Vela Pharmaceuticals Inc., a Delaware corporation (“Target” or “Vela”), as previously amended by letter agreements among the parties dated August 4 and August 10, 2006 (the “Extension Letters”) and Amendment to Agreement and Plan of Merger dated as of August 31, 2006 (“Amendment No. 1”; collectively with the Extension Letters and with the Initial Merger Agreement, the “Merger Agreement”).

            Parent, Sub and Target have agreed to amend the Merger Agreement on the terms and conditions set forth in this Second Amendment, and to include Vela Acquisition No.2 Corporation, a Delaware corporation and direct wholly-owned subsidiary of Sub (“Sub2”), as a party to the Merger Agreement, and Sub2 has agreed to become a party to the Merger Agreement.

            In consideration of the mutual covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Defined Terms.    Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement.

2.        Recitals.     The recitals to the Merger Agreement shall be deleted in their entirety and shall be replaced by the following:

“WHEREAS, the Boards of Directors of each of Parent, Sub, Sub2 and Target believe that the merger of Sub2 into Target (the “Sub2 Merger”), to be immediately followed by the merger of Target into Sub (the “Merger”; collectively with the Sub2 Merger, the “Mergers”), would be advantageous and beneficial to their respective corporations and stockholders; and

WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of §368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that Sub2 shall be merged with and into Target, and, immediately thereafter, Target shall be merged with and into Sub, each upon the terms and subject to the conditions set forth in this Agreement.”

3. Amendment of Section 1.1. Section 1.1 of the Merger Agreement shall be deleted in its entirety and shall be replaced by the following:

“1.1 Closing and Effective Date of Merger. Subject to the closing conditions in Sections 7 and 8 hereof, at a closing (the “Closing”) to be held at the offices of Parent at

10:00 a.m. on the second business day immediately following the date on which the stockholders of Parent approve the issuance of shares of Parent common stock pursuant to this Agreement or on such other date and time as may be agreed to by the parties (the “Closing Date”), (i) Sub2 and Target shall cause to be definitively executed and delivered to one another the Certificate of Merger in the form attached hereto as Exhibit A-1 (the “Sub2 Certificate of Merger”) and shall cause such document to be filed with the Secretary of State of the State of Delaware (the time of such filing is referred to herein as the “Effective Time”), in order to cause the Sub2 Merger to become effective under the laws of the State of Delaware and (ii) immediately thereafter Target and Sub shall cause to be definitively executed and delivered to one another the Certificate of Merger in the form attached hereto as Exhibit A-2 (the “Certificate of Merger”, together with the Sub2 Certificate of Merger, the “Certificates of Merger”) and shall cause such document to be filed with the Secretary of State of the State of Delaware, in order to cause the Merger contemplated by this Agreement to become effective under the laws of the State of Delaware. The Sub2 Merger shall become effective on the date and at the time of the filing of the Sub2 Certificate of Merger with the Secretary of State of the State of Delaware, and the Merger shall become effective on the date and at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The “Effective Date” shall be the date on which the Certificates of Merger have been duly filed with the Secretary of State of the State of Delaware. References herein to the “Surviving Corporation” shall mean Sub following the Merger.”

4. Amendment of Sections 1.2(a) through (g). Sections 1.2(a) through (g) of the Merger Agreement shall be deleted in their entirety and shall be replaced by the following:

“1.2 Terms and Conditions of Merger.

                                     (a)        At the Effective Time, Sub2 shall be merged with and into Target and the separate existence of Sub2 shall cease. Immediately after the Sub2 Merger on the Effective Date, Target shall be merged with and into Sub and the separate existence of Target shall cease.

                                     (b)        Following the Sub2 Merger, Target shall continue as the surviving corporation in the Sub2 Merger, and its authorized capital stock shall consist of 1,000 shares of common stock, par value $0.001 per share, all of which will be issued and outstanding and owned by Sub. Following the Merger, Sub shall continue as the Surviving Corporation in the Merger, the authorized capital stock of which shall consist of 1,000 shares of common stock, par value $0.001 per share, all of which will be issued and outstanding and owned by Parent.

                                     (c)        The Restated Certificate of Incorporation of Target shall be further restated as set forth in Exhibit A to Exhibit A-1 hereto, which shall be the Certificate of Incorporation of Target following the Sub2 Merger. The Certificate of Incorporation of Sub in effect on the date hereof shall be the Certificate of Incorporation of the Surviving Corporation following the Merger.

                                     (d)        The By-Laws of Target shall remain unchanged and shall be the By-Laws of Target following the Sub2 Merger. The By-Laws of Sub in effect on the date hereof shall be the By-Laws of the Surviving Corporation following the Merger.

                                     (e)        At the Effective Time, Parent will pay the sum of $6,000,000 by wire transfer to or on behalf of Target (the “Initial Cash Consideration”), to be used, along with all of Target’s cash on hand immediately prior to the Effective Time and the amount to ,

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be paid to Target at the Effective Time pursuant to Section 6.12 below, for the purpose of (1) establishing a reserve fund to pay for transaction costs and expenses that may be incurred by the Representatives (as defined in Section 16 below) after the Closing Date and (2) paying or discharging certain of Target’s liabilities as of the Closing Date, including without limitation (i) all of Target’s costs and expenses incurred through the Closing Date in connection with the consummation of the transactions contemplated hereby, (ii) Target’s obligations at the Effective Time under its 2005 Acquisition Bonus Plan, as amended (as amended, the “ABP”), (iii) all interest accrued through the Closing Date in connection with (A) Target’s outstanding Senior Convertible Promissory Notes set forth on Schedule 1.2(e) in the aggregate principal amount of $14,000,000 (the “Bridge Notes”) and (B) Target’s senior notes issued under its senior credit facility (the “Senior Notes”), (iv) all of the outstanding principal amount of the Senior Notes, and (v) a portion of the outstanding principal amount of the Bridge Notes.

                                     (f)        At the Effective Time, any portion of the outstanding principal amount of the Bridge Notes that has not been repaid as set forth in Section 1.2(e)(2)(v) above shall be automatically converted into shares of Target’s Series D Redeemable Convertible Preferred Stock in accordance with the terms of such Bridge Notes and shall be cancelled, and certificates representing such shares of Target’s Series D Redeemable Convertible Preferred Stock shall be issued to the holders of the cancelled Bridge Notes.

                                     (g)        At the Effective Time, Parent shall issue 6,500,000 shares (the “Closing Shares”) of its common stock, par value $.03 per share (“Parent Stock”), which shall be valued based on the Average Trading Price (as defined in Section 18 below) and, subject to Section 1.2(u), shall be distributed among the holders of Target Capital Stock (as defined in Section 18 below) in accordance with the written instructions of Target delivered to Parent at or prior to the Closing, which instructions shall be based solely upon the terms and conditions of Target’s Restated Certificate of Incorporation, as amended, in effect immediately prior to the Effective Date (“Target’s Restated Certificate”).”

5. Amendment of Sections 1.2(q) through (t). Sections 1.2(q) through (t) of the Merger Agreement shall be deleted in their entirety and shall be replaced by the following:

                                     (q)        At the Effective Time, pursuant to the Sub2 Merger, (i) each share of capital stock of Sub2 outstanding at the Effective Time shall become and be converted into a newly-issued share of Target common stock, which shall be the only shares of Target capital stock outstanding after the Sub2 merger, and (ii) each share of Target Capital Stock outstanding at the Effective Time shall, by virtue of the Sub2 Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive the consideration provided for in this Agreement. Pursuant to the Merger, each share of Target capital stock that is outstanding after the Sub2 Merger shall be cancelled and shall cease to exist.

                                     (r)        At the Effective Time, pursuant to the Sub2 Merger, all outstanding options, warrants and other securities exercisable or convertible into shares of Target Capital Stock that are not otherwise exercised or converted into Target Capital Stock prior to the Effective Time shall be cancelled and terminated.

                                     (s)        At the Effective Time, pursuant to the Sub2 Merger, all of the estate, properties, rights, privileges, powers and franchises of Sub2 and Target (other than (A) the right to receive the consideration hereunder and (B) any other rights under this

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Agreement and the agreements and documents executed in connection with the consummation of the transactions contemplated by this Agreement), and all of their property, real, personal and mixed, and all debts, liabilities and obligations of any kind of Sub2 and Target, shall vest in Target, as the surviving corporation of the Sub2 Merger, without any further act or deed being required therefore. Immediately thereafter on the Effective Date, pursuant to the Merger, all of the estate, properties, rights, privileges, powers and franchises of Target and Sub (other than (A) the right to receive the consideration hereunder and (B) any other rights under this Agreement and the agreements and documents executed in connection with the consummation of the transactions contemplated by this Agreement), and all of their property, real, personal and mixed, and all debts, liabilities and obligations of any kind of Target or Sub, shall vest in Sub, as the Surviving Corporation, without any further act or deed being required therefor.

                                     (t)        At the Effective Time, the directors and officers of Sub2 shall be the directors and officers of Target. The directors and officers of the Surviving Corporation following the Merger shall be those persons identified on Schedule 1.2(t).”

6.         Amendments to Section 2.  Section 2 of the Merger Agreement shall be amended such that all references to “Effective Date” shall be changed to “Effective Time”. Section 2.2 of the Merger Agreement shall be amended such that the reference to “Neither Parent, Sub nor Target ” shall be changed to “None of Parent, Sub, Sub 2 or Target”.

7.         Amendments to Section 3.   Section 3 of the Merger Agreement shall be amended (i) to include Sub2 with Parent and Sub as the beneficiary of Target’s representations and warranties therein and (ii) such that all references in Section 3 to the “Certificate of Merger” and “Merger” shall be changed to the “Sub2 Certificate of Merger” and “Sub 2 Merger”, respectively, except that the reference to “Merger” in Section 3.22 of the Merger Agreement shall be changed to “transactions contemplated by this Agreement”.

8.         Amendments to Section 4.   Section 4 of the Merger Agreement shall be amended to include Sub2 with Parent and Sub as the parties making joint and several representations therein to Target. Sections 4.1 through Section 4.3 of the Merger Agreement shall be deleted in their entirety and replaced by the following:

                         “4.1  Organization and Standing; Subsidiary.    Parent, Sub and Sub 2 each is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Nevada (Parent) and Delaware (Sub and Sub2), and each has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. Parent has delivered to Target complete and correct copies of its Restated Articles of Incorporation and Amended and Restated By-Laws and all amendments thereto, and of Sub’s and Sub2‘s Certificate of Incorporation and By-Laws. Parent, Sub and Sub2 each is duly qualified and in good standing as a foreign corporation in each jurisdiction, if any, in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. Parent owns all of the outstanding stock of Pharmos Ltd. (“Pharmos Ltd.”), which is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Israel. Pharmos Ltd. has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and is duly qualified and in good standing as a foreign corporation in each jurisdiction, if any, in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. Parent owns all of the outstanding stock of Sub. Sub owns all the outstanding stock of Sub2.

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Neither Sub nor Sub2 has carried on any activities or conducted any operations since its respective date of incorporation other than the execution of this Agreement. Other than Sub, Sub2 and Pharmos Ltd., Parent does not have any direct or indirect subsidiaries and does not own or hold of record and/or beneficially, directly or indirectly, any shares of any class in the capital stock of any corporation or any legal or other beneficial interests in any partnerships, business trusts, or joint ventures, or in any other unincorporated business enterprise, other than Oculon Corporation and Xenon Vision, Inc., both of which are inactive wholly-owned Delaware subsidiaries not currently in good standing. Parent, Sub, Sub2 and Pharmos Ltd. are sometimes referred to in this Section 4 as the “Parent Group.”

                         4.2  Corporate Power, Binding Effect.    Subject to obtaining approval from Parent’s stockholders, each of Parent, Sub and Sub2 has all requisite corporate power and authority to enter into this Agreement and (in the case of Parent) the Registration Rights Agreement (as defined in Section 7.16 below) and to perform all of its agreements and obligations under this Agreement and (in the case of Parent) the Registration Rights Agreement in accordance with their respective terms. Sub has all requisite power and authority to execute and deliver the Certificate of Merger and to perform all of its obligations under the Certificate of Merger. Sub2 has all requisite power and authority to execute and deliver the Sub2 Certificate of Merger and to perform all of its obligations under the Sub2 Certificate of Merger. This Agreement and (in the case of Parent) the Registration Rights Agreement have been duly authorized by each of Parent’s, Sub’s and Sub2‘s respective Boards of Directors, has been duly executed and delivered by Parent, Sub and Sub2 and constitutes the legal, valid and binding obligations of Parent, Sub and Sub2, enforceable against Parent, Sub and Sub2 in accordance with their respective terms, subject only to the Enforcement Exceptions. Neither the execution, delivery or performance by either Parent, Sub or Sub2 of this Agreement or (in the case of Sub and Sub2) the Certificates of Merger or (in the case of Parent) the Registration Rights Agreement, as applicable, in accordance with their respective terms will result in any violation of or default or creation of any lien under, or the acceleration or vesting or modification of any right or obligation under, or in any conflict with, either Parent’s, Sub’s or Sub2‘s Certificate of Incorporation or by-laws or of any agreement, instrument, judgment, decree, order, statute, rule or regulation binding on or applicable to Parent, Sub or Sub2, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Parent, Sub or Sub2.

4.3 Capitalization.

                                     (h)        The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.001 per share, all of which shares have been issued to and are owned by Parent. The authorized capital stock of Sub2 consists of 1,000 shares of common stock, par value $.001 per share, all of which shares have been issued to and are owned by Sub. The authorized capital stock of Parent consists of 60,000,000 shares of Common Stock, par value $0.03 per share, of which 19,065,783 shares are issued and outstanding, and 1,250,000 shares of Preferred Stock, par value $0.03 per share, none of which shares of Preferred Stock are issued or outstanding. All of the outstanding shares of capital stock of Parent, Sub and Sub2 are validly issued and outstanding, fully paid and nonassessable. All shares of Parent Stock to be issued to the holders of Target Capital Stock under this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable and will not be subject to the pre-emptive rights of others.

(i) Except as set forth in the Parent Reports (as defined below) or as otherwise issued since December 31, 2005 in accordance with the provisions of Parent’s

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existing stock option plan, neither Parent, Sub, Sub2 nor Pharmos Ltd. is a party to or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for Parent, Sub, Sub2 or Pharmos Ltd. to issue, deliver or sell, or cause to be issued, delivered or sold any shares of any equity security of Parent, Sub, Sub2 or Pharmos Ltd. or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of any equity security of Parent, Sub, Sub2 or Pharmos Ltd. or obligating Parent, Sub, Sub2 or Pharmos Ltd. to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements.

(j) As of the date hereof, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Stock.”

9.        Amendments to Sections 4.14, 4.15, 4.17, 4.18, 4.20, 5.7 and 6.    The references in Section 4.14 of the Merger Agreement to “Certificate of Merger” and “Merger” shall be changed to “Certificates of Merger” and “Mergers”, respectively. The reference in Section 4.15 of the Merger Agreement to “Merger” shall be changed to “transactions contemplated by this Agreement”. The reference in Section 4.18 of the Merger Agreement to “Merger” shall be changed to “Mergers”. All references in Sections 4.14, 4.15, 4.17, 4.20, 5.7 and 6 of the Merger Agreement to “Sub” shall be deemed to include Sub and Sub2.

10.        Amendments to Section 5.     The reference to “Effective Date” in Section 5 of the Merger Agreement shall be changed to “Effective Time”. The reference in Section 5.11 of the Merger Agreement to “Merger” shall be changed to “Sub2 Merger”. The reference in Section 5.15 of the Merger Agreement to “Merger” shall be changed to “Mergers”.

11.        Amendment of Section 6.     All references in Section 6 of the Merger Agreement to Sub (other than in Section 6.11) shall be deemed to include Sub and Sub2. Section 6.11 of the Merger Agreement shall be deleted in its entirety and shall be replaced by the following:

                         “6.11    Parent Stockholders Meeting.    Promptly after the date of this Agreement, Parent shall take all action as the sole stockholder of Sub, and Sub shall take all action as the sole stockholder of Sub2, to approve this Agreement, the Mergers, the Registration Rights Agreement and the Escrow Agreement and the other transactions contemplated hereby and thereby. Additionally, Parent shall promptly call a special meeting or annual meeting of its stockholders to consider and vote upon the approval of the issuance of the Closing Shares and the Milestone Shares pursuant to this Agreement and the Mergers in accordance with Parent’s Amended and Restated Articles of Incorporation and By-Laws, applicable Nevada law and the rules and regulations of NASDAQ. Parent shall recommend to its stockholders the approval of issuance of the Closing Shares and the Milestone Shares pursuant to this Agreement and the Mergers and shall use its best efforts to solicit and obtain the requisite vote of approval. In connection therewith, Parent shall promptly prepare and disseminate preliminary and definitive proxy materials in accordance with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.”

12.        Amendments to Section 7.     All references in Section 7 of the Merger Agreement to “Certificate of Merger” and “Merger” shall be changed to “Sub2 Certificate of Merger” and “Sub2 Merger”, respectively. The references in Sections 7.6 and 7.7 of the Merger Agreement to “Sub” shall be changed to “Sub2". The references in Sections 7.9, 7.10 and 7.17 of the Merger Agreement to “Closing” or “Closing Date” shall be changed to “Effective Time”.

13.        Amendments to Section 8.    Except in Section 8.3, all references in Section 8 of the Merger Agreement to (i) “Sub” shall be deemed to include Sub and Sub2, (ii) “Merger” shall be changed to “Mergers” and (iii) “Certificate of Merger” shall be changed to “Certificates of Merger”. Section 8.3 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

               “8.3        Stockholder Approval; Delivery of Certificates of Merger.    Parent, as the sole stockholder of Sub, and Sub, as the sole stockholder of Sub2, shall have authorized and approved this Agreement and the Mergers to which Sub and Sub2 are a party contemplated hereby as required by applicable law and the Certificate of Incorporation and By-Laws of Sub and Sub2, as applicable. The stockholders of Parent shall have authorized and approved the issuance of the Closing Shares and the Milestone Shares pursuant to this Agreement as required by applicable law and the rules and regulations of NASDAQ and in accordance with the Amended and Restated Articles of Incorporation and By-laws of Parent. Each of Sub and Sub2 shall have duly executed and delivered or caused to be duly executed and delivered the Certificate of Merger and the Sub2 Certificate of Merger, respectively.”

14.         Amendments to Sections 10, 13, 14, 16 and 19.    All references in Section 8, 10, 13, 14, 16 and 19 of the Merger Agreement to (i) “Sub” shall be deemed to include Sub and Sub2, (ii) “Merger” shall be changed to “Mergers” and (iii) “Certificate of Merger” shall be changed to “Certificates of Merger”. All references in Section 16 of the Merger Agreement to “Closing Date” or “Closing” shall be changed to “Effective Time”.

15.         The Outside Closing Date.    Section 9.4 and Section 14 of the Merger Agreement are each hereby amended such that all references therein to October 6, 2006 are hereby replaced with references to November 17, 2006.

16.         Amendments to Section 15.    All references in Section 15.2 to “Sub” shall be deemed to include Sub2.

17.         Amendment to Form of Certificate of Merger.    The form of Certificate of Merger attached as Exhibit A to the Merger Agreement shall be renumbered as Exhibit A-2, as referenced in Section 1.1 above. Exhibit A-1 shall be in substantially equivalent form as Exhibit A-2, except that it shall be conformed to reflect the Sub2 Merger.

18.         Amendment to Form of Escrow Agreement.    The form of Escrow Agreement, attached as Exhibit B to the Merger Agreement, shall be conformed to reflect the changes set forth in this Second Amendment.

19.         Amendment to Form of Registration Rights Agreement.    The form of Registration Rights Agreement, attached as Exhibit C to the Merger Agreement, shall be conformed to reflect the changes set forth in this Second Amendment.

20.         Amendment to Form of Standstill Agreement.     The form of Standstill Agreement, attached as Exhibit D to the Merger Agreement, shall be conformed to reflect the changes set forth in this Second Amendment.

21.         Merger Agreement.    Except as provided herein, the Merger Agreement remains in full force and effect.

22.         Preparation of Amended and Restated Merger Agreement.    The parties shall cause to be prepared, and shall execute, an Amended and Restated Agreement and Plan of Merger that incorporates the changes made by all amendments to the Merger Agreement, including those made by this Second Amendment.

23.         Counterparts.    This Amendment may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as an instrument under seal as of the date and year first above written.

PARENT: PHARMOS CORPORATION By: Name: Title: SUB: VELA ACQUISITION CORPORATION By: Name: Title: TARGET: VELA PHARMACEUTICALS INC. By: Name: Title:

JOINDER

Vela Acquisition No.2 Corporation hereby agrees to become a party to, and to be bound by the terms and conditions of, the Merger Agreement as of the day and year first above written.

VELA ACQUISITION NO.2 CORPORATION By: Name: Title:

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